Table of Contents
Exhibit 99.1

NEWS FROM ARDEN REALTY, INC.
FOR IMMEDIATE RELEASE

CONTACT: Rick Davis
(310) 966-2600

ARDEN REALTY PRICES $200 MILLION OF 7-YEAR SENIOR UNSECURED NOTES

August 18, 2004

Los Angeles, CA – Arden Realty, Inc. (NYSE: ARI), a Los Angeles-based office real estate investment trust, today announced that Arden Realty Limited Partnership has priced $200 million senior unsecured notes due September 1, 2011. Including offering expenses and the settlement of three forward-starting swaps, the all-in effective rate of these unsecured notes is 5.45%.

Total cash proceeds, net of underwriting fees and other expenses, were approximately $196.6 million. The net proceeds will be used for general corporate purposes, which may include repayment of amounts outstanding under the Company’s unsecured line of credit, redemption of preferred units of the operating partnership and the funding of acquisitions of properties.

Lehman Brothers and Wachovia Securities were Joint-Book Running Managers, with Deutsche Bank Securities, J.P. Morgan Securities and Morgan Stanley & Co., serving as co-managers.

Arden Realty is a self-administered, self-managed real estate investment trust which owns, manages, leases, develops, renovates and acquires commercial office properties located in Southern California. As of June 30, 2004, the Company’s portfolio contained 128 properties comprised of 210 buildings and approximately 18.8 million rentable square feet. For more information on the Company, visit the Arden website at www.ardenrealty.com.

Statements in this news release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the company’s expectations include the availability and cost of capital for future investments, competition within the industry, real estate and economic conditions, and other risks detailed from time to time in the company’s Securities and Exchange Commission filings.